UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2011

SLM CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12061 Bluemont Way, Reston, Virginia		20190
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 810-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            Amendment of Equity.  On January 27, 2011, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SLM Corporation (the “Company”) amended the terms of restricted stock and option awards issued under the SLM Corporation 2009-2012 Incentive Plan to allow awards to continue to vest according to their original terms, notwithstanding an employee’s termination of employment by the Company.  The Committee further amended the terms of these awards relating to retirement to provide that upon an employee’s retirement under established company policy, restricted stock will fully vest and options will continue to vest according to their original terms.  In the event of a termination or retirement, holders of options must exercise options within one year of the date of their vesting.

            Jack Remondi.  The Committee amended John (Jack) Remondi’s outstanding stock options previously granted in 2008 and 2009 to provide that in the event of a termination by the Company he must exercise these options within three years of any termination of his employment by the Company.  The Committee also extended through January 31, 2012, the Company’s arrangement with Mr. Remondi for limited use of corporate aircraft for travel between Mr. Remondi’s home and the Company’s offices in an amount not to exceed $125,000.

            Jack Hewes.  John (Jack) Hewes, Senior Executive Vice President and Chief Lending Officer of the Company through January 31, 2011, has agreed to provide consulting services for 24 months following his departure from employment with the Company, for an annual fee of $200,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

February 1, 2011	By:	/s/ Laurent C. Lutz

Name: Laurent C. Lutz
Title: Executive Vice President & General Counsel